Exhibit (h)(4)

Exhibit A to the Fund Administration Servicing Agreement

Funds where Non-Defined Outcome Minimums Apply

Innovator IBD® 50 ETF

Innovator IBD® ETF Leaders ETF

Innovator IBD® Breakout Opportunities ETF

Innovator Loup Frontier Tech ETF

Funds where Defined Outcome Minimums Apply

Innovator S&P 500 Buffer ETF - July

Innovator S&P 500 Ultra Buffer ETF - July

Innovator S&P 500 Power Buffer ETF – July

Innovator S&P 500 Buffer ETF - October

Innovator S&P 500 Ultra Buffer ETF - October

Innovator S&P 500 Power Buffer ETF – October

Innovator S&P 500 Buffer ETF - January

Innovator S&P 500 Ultra Buffer ETF - January

Innovator S&P 500 Power Buffer ETF – January

Innovator S&P 500 Buffer ETF - April

Innovator S&P 500 Ultra Buffer ETF - April

Innovator S&P 500 Power Buffer ETF – April